EXHIBIT 99.1

Cherokee Inc.	ADDO Communications, Inc.
6835 Valjean Ave.	2120 Colorado Ave. Suite 160
Van Nuys, CA 91406	Santa Monica, CA 90405
(818) 908-9868	(310) 829-5400
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

Cherokee Inc. Announces New Chief Executive Officer

VAN NUYS, CA (August 30, 2010) — Robert Margolis, Executive Chairman and founder of Cherokee Inc., (NASDAQ:  CHKE), a leading licensor and global brand management company, today announced that Cherokee has entered into an employment agreement with Henry Stupp to be its Chief Executive Officer and a member of its Board of Directors.  Mr. Margolis stated, “Henry’s agreement is perfectly aligned with the long-term interests of the Company’s shareholders and his commitment to the Company includes a purchase of $2,500,000 of newly issued common stock in Cherokee Inc., including $1,500,000 purchased on August 26th.”  Concurrent with this announcement, the Compensation Committee has granted to Mr. Stupp an option to purchase an additional 300,000 shares of common stock, the terms of which are described below.  Margolis continued, “Henry has presented us with new and exciting ideas that will further expand upon the Company’s successful global network.  On behalf of our shareholders, our Board of Directors and our executive team, we look forward to great success under Henry’s leadership.”

Henry Stupp, CEO of Cherokee Inc. said, “This is the opportunity of a lifetime!  I am proud to join the Company that pioneered the “Retail-Direct” licensing model, first in America through a successful collaboration with Target Corporation, and subsequently with premiere retailers in over thirty countries worldwide.  Cherokee, established in 1973, is a top-selling “family-lifestyle” brand that represents the authentic American lifestyle to a global audience.  The financial strength of the Company provides opportunities to grow our portfolio of brands and pursue prudent acquisitions.”  Stupp continued, “I especially look forward to collaborating with our retail partners and working with the outstanding management team at Cherokee, including Chief Operating Officer Howard Siegel, and the Company’s three regional Presidents.”

Born in Montreal, Canada, Mr. Stupp relocated to southern California in 1995.  He is one of the original founders of Novel Teez Designs (later known as NTD Apparel), a multi-divisional fashion apparel supplier and market leader for many licensed and branded programs.  During his 20+ year tenure with NTD, Mr. Stupp successfully identified, negotiated and introduced over 200 well-known brands and licenses, building a strong reputation as an industry leader.

Cherokee’s Compensation Committee approved the grant of stock options to Mr. Stupp as inducement grants outside of Cherokee’s 2006 Equity Incentive Plan (“Plan”).  This grant of stock options was entered into as an inducement material for Mr. Stupp to enter into employment with Cherokee. Cherokee is providing this information in accordance with NASDAQ Listing Rule 5635(c)(4).

While the stock option grant was made outside of the Plan, the grant is consistent with applicable terms of the Plan, which is available with the Company’s SEC filings.  The stock option has an exercise price of $18.30 per share, which is equal to the closing price of Cherokee’s common stock on the date of approval of the option grant by Cherokee’s Compensation Committee.  The option has a term of six (6) years.   The option vests in five (5) equal annual installments beginning on January 31, 2012 contingent upon Mr. Stupp’s continued service to the Company. Additionally, vesting of half of the shares subject to the option is contingent upon Mr. Stupp’s purchase of an additional $1,000,000 worth or shares of common stock on or before January 31, 2011.

About Cherokee Inc.

Cherokee Inc., is a worldwide marketer and manager of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain Central European countries), Zellers (Canada), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain) and RT-Mart (Peoples Republic of China). Premiere clients for Cherokee’s other brands include the TJX Companies (U.S., Canada and Europe) for the Carole Little brands, and Shanghai Bolderway (China) and for the Sideout Brand.  Cherokee also placed the Laila Ali brand with IBB for beauty and personal care.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding the transition of Mr. Margolis’ role and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the outcome of the vote at the upcoming stockholder meeting, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2010, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.